SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 29, 2011

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2011, Varian Medical Systems, Inc. (the “Company”) announced the September 29, 2011 promotion of Dow R. Wilson, 52, to Corporate Executive Vice President and Chief Operating Officer of the Company, which promotion was effective October 1, 2011.  Mr. Wilson has served as the Company’s Corporate Executive Vice President and President, Oncology Systems since August 2005.  There is no family relationship between Mr. Wilson and any director or executive officer and, outside of his employment arrangements, he is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Effective as of the date of his promotion, Mr. Wilson will receive an annual base salary of $693,264 and will participate in the Company’s Management Incentive Plan in fiscal year 2012 at a target level of 85% of base salary.  He will remain entitled to the same perquisites to which he is currently entitled as described in the Company’s Proxy Statement for its 2012 Annual Meeting -- participation in the Executive Car Program, reimbursement for financing planning services and reimbursement for an annual medical exam.  It is expected that Mr. Wilson will receive equity-based awards under the Company’s Second Amended and Restated 2005 Omnibus Stock Plan in connection with his promotion, the amounts of nature of which grants have not yet been finally determined.

In connection with his promotion, the Company entered into a new change-in-control agreement with Mr. Wilson in the form attached as Exhibit 99.1 and incorporated herein by reference, under which if he is terminated other than for death, “disability,” “retirement,” or “cause” or if he resigns due to “good reason” (as each of those terms are defined in the agreement) within 18 months after a change in control (as defined in the agreement), he is entitled to receive a lump sum severance amount equal to 2.5 times the sum of his annual base salary (as defined in the agreement), plus the greater of (a) his most recently established target annual bonus, or (b) the average annual bonus that was paid to him in the three fiscal years ending before the termination date. The termination payments and benefits under the agreement may also be triggered under certain circumstances prior to a change in control (as defined in the agreement), as determined under the agreement. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when a generally comparable reduction is imposed on other senior executives, a material change in employee benefits, relocation and certain breaches of the agreement by the Company.

In addition, under the agreement, if he is is terminated under the circumstances described above, his then unvested stock options, restricted stock and RSUs will fully vest as of the  termination date. In addition, the Company will continue certain insurance and other benefits of under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay him a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide him an election to purchase the automobile leased under the Executive Car Program.

The agreement also provides for certain death and long-term disability benefits in the event of his death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to avoid taxation under Section 409A of the Internal Revenue Code.

The agreement provides that actual change-in-control payments will be reduced to just below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payments after the imposition of applicable taxes (including the excise tax) would otherwise result in a lesser amount.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.
99.1	Change in Control Agreement for Senior Executives (other than the Chief Executive Officer, the Chief Financial Officer, and the General Counsel)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.
By:	/s/ JOHN W. KUO
Name:	John W. Kuo
Title:	Corporate Vice President, General Counsel and Secretary

Dated:  October 4, 2011